EXHIBIT 2.2                 STOCK PURCHASE  AGREEMENT

                          STOCK FOR OWNERSHIP AGREEMENT

         STOCK FOR OWNERSHIP AGREEMENT between Viking Capital Group, Inc. and Beijing Fei Yun Property Development Company Ltd. and various private owners of Beijing Fei Yun Property Development Company, Ltd.

         For the acquisition by Viking Capital Group, Inc. of twenty five percent (25%) of the ownership of Beijing Fei Yun Property Development Company Ltd. a Peoples Republic of China Company in exchange for stock of Viking Capital Group, Inc., a United States (US) of America corporation in the state of Utah.

         AGREEMENT, dated as of August 1, 2001 between Viking Capital Group, Inc., (hereinafter called Viking), and Beijing Fei Yun Property Development Company Ltd. (hereinafter called Beijing Fei Yun) and private owners of Beijing Fei Yun as listed in Schedule I attached hereto (collectively called Fei Yun) and represented herein by Vice Chairman Wang Ping and Chairman Zhou Haiping,

         Fei Yun either owns or has the right to sell, transfer and exchange twenty five percent (25%) of the ownership of its capital stock (name to be changed to Beijing Fei Yun Viking Enterprises Company, Ltd.). Viking wishes to acquire twenty five percent (25%) of the ownership of the capital stock of Fei Yun in exchange for 21,500,000 shares of the Common Restricted Stock of Viking (hereinafter referred to as Viking's Common Stock) and Fei Yun wishes to make said exchange.

         Further, Viking shall appoint Zhou Haiping and Wang Ping, who are share owners and officers of Beijing Fei Yun, as officers of Viking. A voting committee, designated by the board of directors of Viking, representing a total of 51% or more of Beijing Fei Yun's ownership shall be made up of Zhou Haiping, Wang Ping, John Lu, Matthew Fossen and William Fossen, all officers of Viking. This committee shall vote such 51% or more of Fei Yun shares on behalf of Viking for control of Beijing Fei Yun. . Further, all parties understand and agree that a tie shall be resolved by the vote of Viking's Chairman William Fossen. Wang Ping and Zhou Haiping shall be appointed by Viking to have full responsibility for all operations of Beijing Fei Yun Development Company, Ltd. and shall report such operations directly to William Fossen, Chairman of Viking.

         NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties do hereby agree as follows:

                           Section  1.  Exchange  of  Shares.  On the  terms and
subject to the conditions set forth in this Agreement, at the time of closing referred to in Section 3 hereof, Viking will issue and deliver or cause to be issued and delivered to Fei Yun 21,500,000 shares of Viking's Common Restricted Stock in exchange for which Fei Yun will deliver or cause to be delivered to Viking twenty five percent (25%) ownership of Beijing Fei Yun.

                           Section  2.  Acquired   Beijing  Fei  Yun  Ownership.
Beijing Fei Yun ownership shall be determined as follows:

(a) Amount. On the terms and subject to the conditions and adjustments set forth in this Agreement, and in exchange for the Acquired Shares.


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

(b) Closing Balance Sheet. Fei Yun, at its sole expense, shall cause to be prepared and delivered to Viking at the Closing,

                           (i)  an  unaudited   Closing  Balance  Sheet  of  the
Company, which shall be prepared in accordance with GAAP accounting principles. In connection therewith Beijing Fei Yun shall make available prior to the Closing all financial statements, worksheets and other information concerning the Closing Balance Sheet as Viking may reasonably request. All costs and expenses of preparation of the Closing Balance Sheet shall be paid by Fei Yun.

                           Section  3.  -  Closing  Date  and  Materials  to  be
Delivered. The closing of the exchange transfer assignment and delivery of the Acquired Shares provided for in Section I hereof and the delivery by Fei Yun and Viking of the materials specified in Sections 12 and 13 hereof (the "Closing") shall take place at the executive offices of Viking, located at 5420 LBJ Freeway, Suite 300, Dallas, Texas commencing at 3:00 o'clock P.M., US Central Standard time, on the 31st. day of July, 2001 or such earlier date or location as is mutually agreed to by the parties (herein referred to as the "Closing" or the "Closing Date',); provided, however, that in the event that any condition to this Agreement referred to in Section 10 and 11 is not fulfilled or satisfied by such date, then any extensions shall be controlled by the provisions for extension of time set forth in Section 10 and 11.. In the event of postponement, the term "Closing Date" shall be deemed to mean the date upon which the transactions contemplated herein are actually consummated.

                           Section  4. Zhou  Haiping  and Wang Ping  agree to be
responsible for all operations of Fei Yun Property Development Company, Ltd. Also, to accept their appointments as officers of Viking as signified by their signatures herein below which positions are designated as a Vice President of Viking.

                           Section 5. Zhou Haiping and Wang Ping agree to become
members of a special voting committee of Viking, designated by Viking's board of directors, along with John Lu, Matthew Fossen and William Fossen and by their signatures herein below, these persons and owners they represent have voted their 51% or more shares of Beijing Fei Yun for the voting control of Beijing Fei Yun to be transferred to this Viking special voting committee. Further, all parties understand and agree that a tie shall be resolved by the vote of Viking's Chairman William Fossen.

                           Section  6.  Representations  of  Fei  Yun.  Fei  Yun
represents to Viking as follows:

(a) Organization and Qualification. Beijing Fei Yun is a corporation duly organized, validly existing and in good standing under the laws of the Peoples Republic of China and possesses full powers and authorities as a corporation under such laws, without limitation or restriction, and has the corporate power to own its properties and to carry on its business as it is now being conducted. Except as described in any Schedule hereto, there is not now pending or threatened, any dispute, controversy or proceeding that involves Beijing Fei Yun including without limitation, any proceeding to dissolve it, to declare its corporate rights, powers, franchises or privileges, or any of them, null or void or in bankruptcy or for an arrangement or reorganization in any province or Central Government federal court.

(b) Certificate of Incorporation and By-Laws. The certified copies of the Certificate of Incorporation and the By-laws of the Beijing Fei Yun, as amended to date, which have been delivered to Viking and are attached hereto as Schedule B, are true and complete. The minutes of all meetings of Beijing Fei Yun shareholders, Board of Directors and any committees of such Board have been delivered to Viking prior to Closing, and there is no corporate action requiring approval by Fei Yun's shareholders or Board of Directors which is not reflected in such minutes.

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

(c) Capitalization. All of the currently outstanding ownership of any kind of Fei Yun proposed for this transaction are owned, or will be acquired prior to closing by Fei Yun free and clear of any liens, claims or encumbrances whatsoever, and are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, subscriptions, warrants or other agreements of any kind obligating Fei Yun to issue any ownership of Fei Yun or options or rights with respect thereto; and there are no outstanding securities or instruments of any kind which are convertible into ownership of Fei Yun Property Development Company, Ltd.

(d) Subsidiaries and Partnerships. Beijing Fei Yun is not a party to any partnership, joint venture or other agreement, which involves the sharing of profits or losses other then normal shareholder dividends.

(e) Conflicting Agreements and Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will :
                           (i) conflict with the Certificate of Incorporation or
By-laws of Beijing Fei Yun ,
                           (ii)  conflict with or result in a breach of, or give
rise to a right, termination of, or accelerate the performance required by, any agreement to which Beijing Fei Yun, is now a party, or constitute a default thereunder, or in the creation of any liens, charges or encumbrances upon any property , or
                           (iii)   conflict   with  any   statute,   regulation,
ordinance, writ, injunction order, judgment, decree, license, permit or other governmental approval to Beijing Fei Yun or any of its assets is subject.

(f) Suits and Controversies. Except as listed and fully described in Schedule C, there are no actions, suits, proceedings or investigations pending, threatened against or affecting Beijing Fei Yun at law or in equity or before any federal, state or local court, board or other governmental or administrative agency. There are no controversies pending or threatened between Fei Yun and its agents or employees, except as listed in Schedule C.

(g) 2001 Year to date Financial Statement. Schedule D contains a true and complete Balance Sheet and income statement of Beijing Fei Yun, as of June 30, 2001; copies of which have been delivered to Viking.

(h) Financial Statement. Fei Yun has delivered to Viking a true copy of the GAAP balance sheet and statement of income of Fei Yun for the year 2000. Such financial statements are complete and fairly present the financial position of Beijing Fei Yun as of December 31, 2000, and the results of operations for Beijing Fei Yun for the year then ended in conformity with GAAP accounting principles or as otherwise accepted by Viking, copies of which are attached hereto as Schedule E.

(i) Absence of Undisclosed Liabilities. As of June 30, 2001, to the best of Fei Yun's knowledge and belief, Beijing Fei Yun had no liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due), which, individually or in the aggregate, were material and were not reflected in the financial statements of Beijing Fei Yun or the notes thereto as of such date or otherwise set forth in the attached Schedules, Fei Yun does not know of any basis for the assertion against Beijing Fei Yun of any such liability or obligation arising out of a transaction entered into or any state of facts existing on or prior to such dates.

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

(j) Liabilities as of Closing. On the Closing, Beijing Fei Yun will have no material liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) which are not fully reflected on the face of the Closing Balance Sheet.

(k) Tax Returns and Payments. Fei Yun has delivered to Viking true and complete copies of all central government income tax returns relative to its operations for the calendar years ended 1998, 1999, 2000 and Fei Yun will make available, upon request of Viking, copies of all central government, payroll and franchise tax returns relative to its operation for such years, any requests for extension of the filing of any returns currently due and copies, if any, of report of central government tax authorities relating to examinations of any tax returns for such years. Beijing Fei Yun has filed (including the period of any valid extension) all central government and local tax returns and reports which have become due to be filed and has paid all taxes, assessments, fees, interest, penalties (if any) and any other governmental charges payable for all periods covered thereby. Beijing Fei Yun is not delinquent in the payment of taxes, assessments or government charges. There are no assessments of additional taxes threatened against Beijing Fei Yun or its properties. No waiver of any statute of limitations or agreement for extension of time for assessment in respect of any tax liability of Beijing Fei Yun is presently in effect. Without limiting the foregoing, Beijing Fei Yun
                           (i) has properly filed when due (including the period
of any valid extension) all returns and reports relating to the payment of the employees' withheld central government and local income taxes, and
                           (ii)  has  paid  all  amounts  required  to  be  paid
thereunder, except such withheld amounts not yet due to have been paid. These representations shall likewise be true as to tax returns and payments relative to the Beijing Fei Yun's operations for the calendar year ended December 31, 2000, and copies of all returns and reports pertaining to such year shall be delivered to Viking upon the filing thereof. Should a subsequent audit by the central government internal revenue service for calendar year 2000 or any earlier year result in any additional tax, penalty or interest being payable, Beijing Fei Yun shall reimburse Viking for such amount. Viking agrees to immediately notify Fei Yun of the pendency and result of any such audit and shall allow Beijing Fei Yun to participate therein, at its own expense.

(l) Title to Properties. At Closing, Beijing Fei Yun will not own or possess any interest in any real or personal property, whether tangible or intangible, except as set forth in the Beijing Fei Yun's 2000 Annual Statement and its June 30, 2001 statement, and at such date Beijing Fei Yun will have good and marketable title to all of such properties and assets, subject to no liens, mortgages, pledges or encumbrances 'whatsoever, except for the interest of any lending institution or individual lender as shown on the financial statement provided pursuant to Section 4 (h) hereof.

(m) Contracts. Except as otherwise described in Schedule F, as of the Closing Beijing Fei Yun will not be obligated by any commitments, contracts or agreements of any kind or nature in accordance with Section 6(a) hereof. Except as described in Schedule F or in the Beijing Fei Yun's financial statements or the notes thereto, there has been no breach or default or event, which with the lapse of time or notice or both, would constitute a breach or default on the part of Beijing Fei Yun under any commitment, contract or agreement of any kind or nature to which Beijing Fei Yun or its assets are subject.

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

(n) Ownership Charters. Attached hereto as Schedule G is the ownership charters from the appropriate government authority which shows the following companies and their percentages owned by Beijing Fei Yun: Beijing Golden Horse Great Wall Estate Construction Co., Ltd.; Beijing Anhua Office Building Co. Ltd.; Hebei Kangshun Feiyun Organic Waste Processing Co., Ltd.; Beijing Feiyun Chemical Trading Co., LTD; Lianyungang East Sea Highway Development & Management Co, TTC

(o) Agreement to Amend Beijing Fei Yun Charter and Delivery of Viking's shares received by Beijing Fei Yu Representatives. To be delivered, signed and notarized at closing.

(p)  INTENTIONALLY BLANK

(q) Employment. Beijing Fei Yun has no direct or indirect obligation or liability under any employment agreement, collective bargaining agreement or employee welfare or benefit plan, and Beijing Fei Yun has no contracts, agreements or other obligations to any employee or any affiliate of any employee.

(r) Investment Company. Fei Yun or Beijing Fei Yun is not an investment Company as defined in Section 368(a)(2)(F)(iii) and (iv), or in any event a Company meeting the requirements of Section 368(a)(2)(F)(ii), of the US Internal Revenue Code.

(s) Bank Accounts and Depositories. Attached hereto as Schedule H is a true and complete list of all of the bank accounts, safe deposit boxes and other depositories, showing the persons having signatory authority or access thereto, which Beijing Fei Yun will have as of the Closing.

(t) Non-competition Agreements. Beijing Fei Yun is not subject to any agreement limiting or imposing any condition upon its freedom to compete in any line of business or with any person or to utilize any information in its possession.

(u) Compliance with Law. To the best of Fei Yun's knowledge and belief, Beijing Fei Yun is not in violation of any law, regulation or rule or any writ, judgment, injunction, order or decree of any court or governmental authority whatsoever relating to conduct of its business and the ownership of its assets.

(v) Beijing Fei Yun. Beijing Fei Yun is a corporation duly organized and validly existing under the laws of the Peoples Republic of China and has full power and authority under its Certificate of Incorporation and By-Laws (Charter) to enter into and carry out the provisions of this Agreement. Fei Yun has obtained all necessary approvals of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and Fei Yun is not subject to any contract or agreement which prevents the consummation hereof or as to which the consummation of this Agreement would constitute a breach or default. This agreement has been duly executed and delivered by Fei Yun and constitutes the legal, valid and binding obligation of Fei Yun.

(w) Disclosure. No representation by Fei Yun contained in this Agreement or in any Schedule, certificate, list or other document furnished or to be furnished by or on behalf of Fei Yun pursuant to or in connection with this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are or were made, not misleading.


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

(x) Accredited Purchasers. The signators hereto as purchasers and as the purchasers representatives of these Viking common restricted shares (Class
     A) state that they are accredited investor as defined by the Securities and Exchange Commission and a sophisticated investor having made many investments in the past.

The signators hereto understand that the stock is to be issued pursuant to the exemptions from registration and/or permit requirements of the Texas Securities Act, Section 5, and Section 4(2) of the Securities Act of 1933, as amended, and that such stock is to be issued representing such shares of stock be impressed with a legend so stating and further stating the applicable restrictions on resale or other future transfer of such shares under the applicable statutes.

In addition, the signers to this agreement understand that the stock will be issued pursuant to the foregoing and constitute "restricted securities" as that term is used in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. Accordingly, the officers of the Corporation are directed to impress upon any certificate issued to represent the stock so sold, a legend advising that such stock is restricted and may be sold only pursuant to an effective registration statement filed with the Securities and Exchange Commission or pursuant to a valid and existing exemption from such registration.

                           Section  7.   Representations   of   Viking.   Viking
represents to Fei Yun as follows:

(a) Organization and Qualification. Viking is a corporation duly organized and validly existing under the laws of the State of Utah and has full power and authority under its Certificate of Incorporation and By-Laws to enter into and carry out the provisions of this Agreement. Viking has obtained all necessary approvals of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein on its part to be obtained, and Viking is not subject to any contract or agreement which prevents the consummation hereof or as to which the consummation of this Agreement would constitute a breach or default or would result in the creation of any liens, charges or encumbrances upon the property of Viking. No other consent is required to be obtained by Viking to permit Viking to acquire and exchange Viking shares for Fei Yun ownership as contemplated herein.
(b) Disclosure. No representation by Viking contained in this Agreement or in any document furnished or to be furnished by or on behalf of Viking pursuant to or in connection with this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are or were made, not misleading.
(c) Acquired for Investment. Viking is acquiring the Acquired Beijing Fei Yun ownership for its own account and not with a view to any public distribution thereof.
(d) It is Viking's intention is to raise $15M immediately for a capital investment into Beijing Fei Yun. After this immediate $15M of capital infusion into Beijing Fei Yun, Viking will continue to raise capital for Beijing Fei Yun for additional projects. Such investment into Beijing Fei Yun shall be accomplished via Beijing Fei Yun possibly using up the 7,500,000 shares for the above mentioned offerings but at a share price of not less then $2.00 per share.

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                           Section  8.  Actions in  Preparing  for  Closing  and
Conduct of Business Prior to Closing:

(a) Prior to Closing, Fei Yun agrees to take or cause the following actions to be taken:

                           (i)  Upon  reasonable   advance  notice,   authorized
representatives of Viking shall, during normal business hours, be permitted to confer with the Beijing Fei Yun personnel and shall be given full and complete access to all properties, books, records, contracts and documents of Beijing Fei Yun. Fei Yun shall furnish to Viking all information with respect to the affairs and business of Beijing Fei Yun as Viking may reasonably request. Said inspection shall be completed by Viking not later than July 25, 2001.

                           (ii)  Fei  Yun  will  operate  the  Beijing  Fei  Yun
business and properties only in the ordinary and regular conduct of its business; will not issue or grant options, interests or rights of any nature whatsoever in respect of any of its capital stock or declare or pay any dividend or make any distribution of any kind, except as shall be disclosed to Viking prior to Closing; will not create or permit to be created any lien, charge or encumbrance on any of its properties.

                           (iii)  Except  for the  filing  of a name  change  to
Beijing Fei Yun Viking Enterprises Company, Ltd. which is expected to be approved after the closing of this agreement, there will be no amendment to the Certificate of Incorporation or By-Laws of Beijing Fei Yun or other change in the corporate structure of Beijing Fei Yun. The "Company's" Board of Directors will cause Beijing Fei Yun to take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence, rights and franchises.

                           (iv) Unless otherwise consented to by Viking, Fei Yun
will use its best efforts not to violate, or commit a breach of or a default under any commitment, contract or other agreement to which it is a party or to which any of its assets are subject or violate any applicable statute, regulation, ordinance, writ, injunction, order, judgment of decree of any court or other governmental agency. (v) Except for those transactions contemplated by or referred to in this Agreement, Fei Yun will not enter into any borrowing or any other agreement or amendment to any existing agreement, except as shall be disclosed to Viking prior to Closing.

                           (vi) Fei Yun will  use,  and  cause to use,  its good
faith best efforts to assist Viking in obtaining the approval of any state regulatory agency that may be required involving a transaction of this nature and size for the transfer of the Acquired Shares, as well as any other regulatory approvals the parties determine to be necessary.

                           (vii)  Beijing Fei Yun will  continue to file all tax
returns in a timely manner (including any valid extensions) and to pay all taxes shown as due thereon, and Beijing Fei Yun will promptly furnish Viking with a copy of all returns as filed.

(b) Prior to the Closing, Viking agrees to use its good faith and best efforts to obtain the approval of any state regulatory authority for the transfer of the Acquired Shares, as well as any other regulatory approvals which may be necessary to effectuate this Agreement and the transfer of assets and business contemplated by the parties.

                           Section 9. Conditions Precedent to the Obligations of
Viking and Fei Yun.

All obligations of Viking and Fei Yun to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing, which are in addition to the conditions specified in Sections 10 and 11 of this Agreement:

(a) All regulatory, board of directors and shareholders approvals determined to be necessary by either of the parties shall have been obtained.
(b) Agreement to Amend Beijing Fei Yun Charter and Delivery of Viking's shares received by Beijing Fei Yu Representatives. To be delivered, signed and notarized at closing.


                           Section 10.  Conditions of Termination by Viking.

(a)  If, at the Closing, any of the following conditions shall exist:

                           (i) Any regulator whose consent is necessary for this
Agreement shall have withdrawn any approval;

                           (ii) Any suit,  action or other proceeding before any
court or governmental agency shall have been instituted or threatened in which it is sought to restrain, prohibit, invalidate or set aside the transactions contemplated by this Agreement;

                           (iii)  Any  of Fei  Yun's  representations  shall  be
inaccurate in any material respect as of the date they were made, and, except as to representations which are expressly limited to a state of facts existing at a time prior to the Closing, as of the Closing as if made on the Closing. For purposes hereof, a breach of the representations contained in the next to the last sentence of paragraph (a) of Section 4 will only be deemed to be material if it appears that it could lead to a loss of license in any jurisdiction.

                           (iv) The  certificate of authority of Beijing Fei Yun
to transact business has been withdrawn, revoked, lost; suspended or materially limited or administrative or judicial proceeding, which could result in any such actions, has been instituted in the country of China.

                           (v) Fei Yun shall  have  failed in any  material  way
with respect to perform or comply with any of its covenants, agreements or conditions required by this Agreement to be performed or complied with by it prior to the Closing; or

                           (vi) Fei Yun  shall  have  failed to  deliver  at the
Closing any of the items required by Section 12 to be delivered by it at such time;

                           (vii) In the event of  termination  of this Agreement
pursuant to Section B (a)(ii), 10(a)(iii),10(a)(iv), 10(a)(v), 10(a)(vi), or 10(a)(vii), Fei Yun shall promptly return all Viking's documents pertaining to this exchange.

                           Section 11. Conditions of Termination by Fei Yun.

     (a)         If at the Closing, any of the following conditions shall exist:

                           (i)  Any  State   regulatory   agency  or  any  other
regulatory authority whose consent is necessary for this Agreement shall have withdrawn such approval;
                           (ii) Any suit,  action or other proceeding before any
court or governmental agency shall have been instituted or threatened in which it is sought to restrain, prohibit, invalidate or set aside the transactions contemplated by this Agreement, and counsel for Fei Yun shall advise it that such matter poses a serious threat to the transaction and has a reasonable chance of being successfully maintained;
                           (iii)  Any  of  Viking's   representations  shall  be
inaccurate in any material respect as of the date they were made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, at and as of the Closing as if made on the Closing; or
                           (iv) Intentionally Left Blank
                           (v) Viking  shall fail to deliver at the  Closing any
of the items required by Section 13 to be delivered by Viking at such time; then, the closing Date shall be postponed at Fei Yun's election, but in no event to later than September 1, 2001 at which time Fei Yun may elect to terminate this Agreement.

                           Section  12. To be  Delivered  at Closing by Fei Yun.
The following shall be delivered by Fei Yun to Viking at the Closing:

(a) Certificate authorizing twenty-five per cent (25%) ownership of Beijing Fei Yun, fully reflected in the Beijing Fei Yun's constitution and with an approval document of Beijing Foreign Economic Commission.

(b) A certificate of the Chief Executive Officer of Beijing Fei Yun certifying that each of the following attached items are true, correct and complete to the best of his knowledge and belief:

                           (i)  Certificate  of the Secretary of Beijing Fei Yun
dated as of the Closing, setting forth the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions herein provided for, and stating that none of such resolutions have been ended or rescinded;

                           (ii) except as disclosed in his opinion, such counsel
has no knowledge of any inaccuracy in Section 4(a) hereof or, except as disclosed in Schedule C, of any litigation, proceeding or governmental investigation pending or threatened against or relating to Beijing Fei Yun.

                           (iii) The  Acquired  Beijing  Fei Yun per centage was
duly and validly issued, are fully paid and non-assessable and that none of such ownership was issued in violation of any statutory or common law.

(g) Such other documents and instruments as have been reasonably requested by Viking or its counsel, including, without limitation, minute books, stock record books and any and all corporate and accounting books and records.

(h)  The Closing Balance Sheet provided for in Section 2(b).

                           Section 13. To be Delivered by Viking at the Closing.
The Following shall be delivered by Viking at the Closing:

a) Viking's 21,500,000 common restricted stock certificate made out to Fei Yun and the owner sellers as attached hereto in Schedule I.

b) A favorable opinion of counsel for Viking, in form reasonably satisfactory to Fei Yun and its counsel, to the effect:

                           (i) that this  Agreement  has been duly  executed  by
Viking and  constitutes  a legally valid and binding  obligation of Viking;  and

                           (ii)  that  such  corporation  does  not  know of any
regulatory or corporate approvals necessary to the consummation of the transaction contemplated by the definitive contract herein. In the event said regulations or corporate approvals become necessary, Viking will take reasonable steps to obtain same.

c)   Letters,  appointing  Wang  Ping and Zhou  Haiping  as Vice  Presidents  of
     Viking.

                           Section 14.  First Right of Refusal.  The Fei Yun and
the officers of Beijing Fei Yun agree to give Viking the first right of refusal for the sale of any Beijing Fei Yun ownership.

                           Section 15.  Viking  Right to purchase 51% of Beijing
Fei Yun. Beijing Fei Yun agree by their signatures hereto to give Viking the right to purchase 51% of Beijing Fei Yun at any time at the then market value.

                           Section  14.  Survival  of the  Representations.  The
representations and agreements made by each of the parties to this Agreement shall survive the Closing and shall remain in full force and effect; provided, however, that one party shall make no claim for a breach of any representation unless it has given notice to the other party of the claim on or before the first anniversary of the Closing, except that notice of a claim for inaccuracies in the representations contained in Section 4(k) hereof may be given on or before October 1, 2003.

                           Section 15.  Board of  Directors.  The parties  agree
that Wang Ping and Zhou Haiping as officers of Viking shall be represented on the Beijing Fei Yun's Board of Directors as directed by Viking.

                           Section  16.  Change of Fei Yun's  name.  Beijing Fei
Yun's name shall be changed as soon as possible to Beijing Fei Yun Viking Enterprises Company, Ltd.

                           Section  17.  Expenses.  Viking and Fei Yun shall pay
their own expenses in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Viking shall bear the cost of obtaining the regulatory approvals, if any, provided for in this Agreement.

                           Section  18.  Complete   Agreement.   This  Agreement
contains the entire agreement among the parties hereto with respect to the transactions described herein and may be amended, modified and supplemented only by a written instrument duly signed by the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                           Section 19.  Waiver.  Any term or  condition  of this
Agreement may be waived at any time by the party, which is entitled to the benefit thereof. Such waiver shall be in writing and shall be executed by the President or Vice President of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on another occasion.

                           Section   20.   Notices.   All   notices   and  other
communications hereunder shall be in writing and shall, until contrary written instructions are given, be delivered personally to, or mailed first class, postage prepaid, registered or certified mail return receipt requested, addressed to:

If to Viking:           Viking Capital Group, Inc.
                        Two Lincoln Centre  Suite 300
                        5420 LBJ Freeway
                        Dallas, TX 75240
                        Attn:   William J. Fossen

If to Fei Yun:          Beijing Fei Yun Property Develoment  Company, Ltd
                        No. 50 Dajuehutong Xicheng  District
                        Beijing, China
                        Attn:   Zhou Haiping

                           Section 21.  Governing Law. This  Agreement  shall be
construed and enforced in accordance with the laws of the State of Texas.

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.



                                                        BEIJING FEI YUN PROPERTY
                                                       DEVELOPMENT COMPANY, LTD.

                                                    WANG PING

ATTEST  /s/ Oran Schrank                            /s/ Wang Ping
      ------------------------------              ------------------------------
                                                      Vice Chairman


                                                        BEIJING FEI YUN PROPERTY
                                                       DEVELOPMENT COMPANY, LTD.

                                                    ZHOU HAIPING

ATTEST  /s/ Oran Schrank                            /s/ Zhou Haiping
      ------------------------------              ------------------------------
                                                      Chairman & President


                                                      VIKING CAPITAL GROUP, INC.

                                                    WILLIAM FOSSEN

ATTEST  /s/ Oran Schrank                            /s/ William J. Fossen
      ------------------------------              ------------------------------
                                                      Chairman & CEO

                                                             JOHN LU

ATTEST  /s/ Oran Schrank                            /s/ John Lu
      ------------------------------              ------------------------------
                                                      Executive   Director/Asian
                                                      Pacific Operations

                                   SCHEDULE B

                     Certificate of Incorporation (Charter)
                                   And By-Laws
                                       Of
               Beijing Fei Yun Property Development Company, Ltd.

                                   SCHEDULE C

                             Suits and Controversies


NONE

                                   SCHEDULE D

                      Balance Sheet and Statement of Income
                                       Of
               Beijing Fei Yun Property Development Company, Ltd.

                                   SCHEDULE E

                Beijing Fe Yun Property Development Company, Ltd.

                   GAAP Balance Sheet and Statement of Income
                                For the year 2000

                                   SCHEDULE F

NONE

                                   SCHEDULE G

Charters of the following:

Beijing Golden Horse Great Wall Estate Construction Co., Ltd.
Beijing Anhua Office Building Co., Ltd.
Hebei Kangshun Feiyun Organic Waste Processing Co., Ltd.
Beijing Feiyun Chemical Trading Co., Ltd.
Lianyungang East Sea Highway Development & Management Co., TTC

                                   SCHEDULE G

Listing of all bank accounts and persons having signatory authority or access thereto, which Beijing Fei Yun Property Development Company, Ltd. will have at the time of closing.

                                   SCHEDULE I

Listing of all sellers of Beijing Fei Yun Property Development, Ltd. to Viking Capital Group, Inc.